Exhibit 5.1



                                 (LETTERHEAD)


                               December 7, 2000


Andrea Electronics Corporation
45 Melville Park Road
Melville, New York  11747

                  Re:      Andrea Electronics Corporation
                          REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         We have acted as counsel to Andrea Electronics Corporation, a New
York corporation (the "Company"), in connection with the registration of 2,463,058 shares of common stock, $.50 par value ("Common Stock"), consisting of (i) 2,142,298 shares that may be issued upon the conversion of the Company's Series C Convertible Preferred Stock (the "Series C Shares") and (ii) 320,760 shares of Common Stock which are currently outstanding and were issued in connection with the Company's acquisition of Lamar Signal Processing, Ltd. (the "Lamar Shares"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act") pursuant to a registration statement on Form S-3 (the "Registration Statement").

         This opinion is being delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the 1933 Act.

         As counsel to the Company, we have examined such documents and records as we deemed appropriate.

         In rendering this opinion, we have relied, as to matter of fact, upon representations and certificates of officers and employees of the Company, and communications from, government authorities and pubic officials; and we have assumed the genuineness of signatures of all persons signing any documents, the authority of all persons signing any document, the authority of all governmental authorities and public officials, the truth and accuracy of all matters of fact set forth in all certificates furnished to us, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us, as certified, conformed or photostatic copies.

     Based upon the foregoing, we are of the opinion that the Series C Shares issuable upon conversion of the Company's Series C Convertible Preferred Series C Stock when issued and delivered upon such conversion, in accordance with the terms of the Series C Convertible Preferred Stock, will be validly issued, fully paid and non-assessable and the Lamar Shares that are currently outstanding were validly issued and are fully paid and non-assessable.

         We are not admitted to practice in any jurisdiction other than the State of New York. We do not purport to be expert on, and we are not expressing an opinion with respect to, laws other than the laws of the United States and the State of New York.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

                                        Very truly yours,

                                        /s/Brown & Wood LLP